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Exhibit 7

U.S. Bank National Association
Statement of Financial Condition
As of 3/31/2003

($000's)

3/31/2003
Assets
Cash and Due From Depository Institutions	$9,084,839
Federal Reserve Stock	0
Securities	30,038,992
Federal Funds	833,567
Loans & Lease Financing Receivables	115,894,797
Fixed Assets	1,462,006
Intangible Assets	9,080,815
Other Assets	11,583,795

Total Assets	$177,978,811
Liabilities
Deposits	$121,508,878
Fed Funds	3,820,981
Treasury Demand Notes	0
Trading Liabilities	454,575
Other Borrowed Money	21,082,000
Acceptances	139,821
Subordinated Notes and Debentures	5,694,952
Other Liabilities	5,164,656

Total Liabilities	$157,865,863
Equity
Minority Interest in Subsidiaries	$993,907
Common and Preferred Stock	18,200
Surplus	11,015,123
Undivided Profits	8,085,718

Total Equity Capital	$20,112,948
Total Liabilities and Equity Capital	$177,978,811

To the best of the undersigned's determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ FRANK P. LESLIE III Vice President

Date: May 9, 2003

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U.S. Bank National Association Statement of Financial Condition As of 3/31/2003